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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data" in the Registration Statement on Form S-3 and related Prospectus of Allegheny Ludlum Corporation relating to up to $150,000,000 in debt securities and to the incorporation by reference therein of our reports dated January 30, 1995, with respect to the consolidated financial statements of Allegheny Ludlum Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended January 1, 1995, the related financial statement schedule included therein, and the selected consolidated financial data included in that Registration Statement and Prospectus, all filed with the Securities and Exchange Commission.


                                                   Ernst & Young LLP


Pittsburgh, Pennsylvania
December 7, 1995